SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) July 13, 2006

FUEGO ENTERTAINMENT, INC.
(Exact name or registrant as specified in its charter)

Nevada	20-2078925
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

19250 NW 89th Court, Miami, Florida 33018
(Address of Principal Executive Offices, Including Zip Code)

(305) 829-3777
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure Of Directors Or Principal Officer; Election Of Directors; Appointment Of Principal Officers

Fuego Entertainment, Inc.  today announced that Victor Rodriguez has been added to the board of directors. It is anticipated that Mr. Rodriguez will be nominated for election to Fuego's Board of Directors at the Company's 2007 Annual Meeting of Shareholders.

For the last 11 years, Mr. Rodriguez has overseen international channel development for CHUM Limited, one of Canada's premier media company's with 33 television stations and 33 radio stations and on July 12, 2006, CHUM Limited had announced its potential sale to Bell Globe media, Inc. for an enterprise value of approximately $1.7 billion.

Mr. Rodriguez started his career in advertising as an account executive and has worked in all facets of the media industry starting in print, then radio, and finally television. He was head of advertising television sales for CHUM Limited before moving to station management where he became president of La Red television in Chile working for Global Television Network. Mr. Rodriguez has been responsible for the launch and execution of CHUM-branded television projects in Colombia, Mexico, Lebanon, the Middle East, Spain, Germany, Manchester, Indonesia and Bahrain. He continues to work in the area of channel development and new media, with upcoming projects in Spain, USA and the Middle East.

Item 9.01 Financial Statements and Exhibits

a) Financial Statements
None

b) Exhibits

Exhibit No. Description

99.1     Press Release issued by FUEGO ENTERTAINMENT, INC., dated July 13, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, The registrant has duly caused this report to be signed on its behalf by The undersigned hereunto duly authorized.

FUEGO ENTERTAINMENT, INC.,

Date: 7/13/2006	By:	/s/ Hugo M. Cancio
Hugo M. Cancio
Title: Principal Executive Officer